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Exhibit 10.33

KOSMOS ENERGY LTD.

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (this "Agreement"), dated this 31st day of October, 2011, to be effective as of October 1, 2011 (the "Effective Date"), is by and between Kosmos Energy Ltd., a company incorporated under the laws of Bermuda ("Kosmos"), and John R. Kemp ("Kemp"). Unless specifically set forth otherwise, reference to the "parties" in this Agreement refers solely to Kosmos and Kemp.

W I T N E S S E T H

        WHEREAS, Kosmos desires to engage Kemp as a consultant to perform such services as Kosmos may reasonably request from time to time during the term of this Agreement (the "Consulting Services"), in addition to his duties serving as a member of the Kosmos Board of Directors; and

        WHEREAS, on the terms and conditions set forth in this Agreement, Kemp desires to provide the Consulting Services to Kosmos.

        NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein and for other good and valuation consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

        1.    Consulting Services.    During the term of this Agreement, Kosmos hereby engages Kemp to perform the Consulting Services, and Kemp hereby agrees to accept such engagement and to perform the Consulting Services for Kosmos.

        2.    Term of Agreement.    The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year (the "Initial Term"). Thereafter, this Agreement shall automatically renew for successive one-year periods (each such one-year period is referred to in this Agreement as a "Renewal Term"), unless and until either party gives to the other party, at least 30 days prior to the expiration of the then-current term, written notice that this Agreement shall not be automatically renewed. The provisions of this Agreement that, by their nature, survive the expiration or earlier termination of this Agreement shall continue and remain in full force and effect after the expiration or earlier termination of this Agreement for any reason. Without limiting the generality of the foregoing, termination of this Agreement for any reason shall not affect: (i) Kemp's obligations with respect to the Confidential Information, and (ii) Kemp's right to receive payment for Consulting Services provided prior to such termination in accordance with the terms and conditions set forth in this Agreement.

        3.    Compensation.    As payment for Kemp's fulfillment of the Consulting Services and covenants set forth in this Agreement, Kosmos shall pay and provide to Kemp: (i) $45,000 per month payable in arrears; (ii) 18,000 common shares of Kosmos to be issued by Kosmos to Kemp on the Effective Date, which shares shall become 100% vested at the expiration of the Initial Term; and (iii) 12,000 common shares of Kosmos to be issued by Kosmos to Kemp on the first day of each Renewal Term, if any, which shares shall become 100% vested at the expiration of each such Renewal Term (collectively, the "Compensation"). At the request of either Kosmos or Kemp, the Compensation may be curtailed at any time. In addition to the Compensation, Kemp shall continue to also receive his fees for serving as a member of the Kosmos Board of Directors. Kosmos and Kemp agree to review the terms of the Compensation at the expiration of the Initial Term and each Renewal Term.

        4.    Reimbursement of Expenses.    Kosmos shall reimburse Kemp for all reasonable expenses incurred in connection with Kemp providing Kosmos with the Consulting Services, including, without limitation, travel expenses incurred by Kemp. Kosmos will also reimburse Kemp for expenses for Kemp's spouse in traveling from Houston, Texas to Dallas, Texas in accompanying Kemp in his performance of the Consulting Services.

        5.    License; Authorization to Work.    Kemp represents and warrants that he currently holds any license, certificate, or business permit required by federal, state, or local law to provide the Consulting Services and further agrees to remain duly licensed or certified to provide the Consulting Services throughout the duration of this Agreement. Kemp also represents and warrants that he is lawfully eligible to work in the United States.

        6.    Independent Contractor Status.    Kemp understands and agrees that he is entering into this Agreement as an independent contractor and not as an employee of Kosmos or any of its affiliates, and that this Agreement shall not be construed as an agreement of employment, partnership, joint venture, or any other form of business entity. Kemp shall be solely responsible for the methods, details, and manner in which he renders the Consulting Services. Kosmos shall not exercise, and shall not have the right to exercise, any control or direction over the methods, details, and manner by which Kemp provides the Consulting Services. Neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party. Neither party shall be obligated to maintain any insurance for the other party, including, without limitation, medical, dental, life, or disability insurance. Kemp shall be responsible for compliance with all applicable laws, rules, regulations, orders, and ordinances of the United States of America and any other state or country with jurisdiction over Kemp or his activities in performance of his obligations under this Agreement.

        7.    Taxes.    Kemp shall pay any and all federal income taxes, social security taxes, and federal or state unemployment taxes relating to the Compensation received from Kosmos. Kemp agrees and understands that he will not be entitled to reimbursement from Kosmos for such taxes and that he will not be treated as an employee of Kosmos with regard to workers' compensation benefits, the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, income tax withholding, or any other federal, state, or local law or regulation, or for purposes of the employee benefit provisions described in the Internal Revenue Code. Kemp specifically acknowledges that he shall not be eligible to participate in any employee benefit programs or plans of Kosmos.

        8.    Nondisclosure of Confidential Information.    Kemp acknowledges that he has had and will continue to have access, during the course of his provision of Consulting Services under this Agreement, to certain confidential and proprietary information and products of Kosmos, including, without limitation, processes, techniques, know-how, research, data, reports, designs, specifications, drawings, diagrams, financial and engineering data, marketing plans, trade secrets, customer lists, and other technical and business information belonging to Kosmos or developed during the term of this Agreement, whether or not reduced to writing and whether or not patentable or protectable by copyright (collectively, "Confidential Information"). Kemp acknowledges that all such Confidential Information of Kosmos has been disclosed to Kemp in strict confidence and that maintenance of the confidentiality of such Confidential Information to the fullest extent possible is extremely important. Kemp shall not use, disclose, disseminate, or otherwise make available to any third party, either directly or indirectly, any Confidential Information of Kosmos at any time or in any manner, both during the term of this Agreement and after its termination, except as expressly authorized in writing by Kosmos. Kemp shall take all reasonable precautions to prevent inadvertent or unauthorized use, dissemination, or disclosure of the Confidential Information. All documents, records, designs, and other materials containing Confidential Information furnished to Kemp in connection with this Agreement, are and shall remain the sole property of Kosmos, and Kemp shall return such Confidential Information to Kosmos or destroy such Confidential Information as soon as reasonably possible after the written request of Kosmos. Kemp shall not retain any documents containing any Confidential Information or any reproduction of such documents in any form after termination of this Agreement for any reason. Kemp's obligations under this Section 8 shall survive Kemp's return of Confidential Information to Kosmos.

        9.    Governing Law.    The terms and conditions of this Agreement and performance hereunder shall be construed in accordance with the laws of the State of Texas. Venue for any dispute arising under or related to the subject matter of this Agreement shall be in the federal or state courts for Dallas County, Texas.

        10.    Waiver of Jury Trial.    The parties mutually agree to irrevocably waive the right to trial by jury with respect to any claim or cause of action arising out of or related in any way to this Agreement, the parties' association, or Kemp's performance of the Consulting Services.

        11.    Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Kemp acknowledges that this Agreement is based on the particular abilities of Kemp and may not be assigned, in whole or in part, by Kemp without the express, prior written consent of Kosmos. Any assignment or attempted assignment in violation of this provision shall be null and void and shall be deemed to be a material breach of this Agreement.

        12.    Entire Agreement.    This Agreement is the complete agreement of the parties concerning the subject matter hereof and may not be modified or amended except by a written instrument signed by both parties hereto. A waiver by either party of any term or condition of this Agreement in any instance shall not constitute a waiver of such term or condition for the future, or of any subsequent breach thereof. The provisions of this Agreement are the product of discussion and negotiation by the parties, and no provision may be construed against either party by reason of its drafting of such provision.

        13.    Severability.    Notwithstanding anything to the contrary in this Agreement, if any portion of any provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, (i) such unenforceable portion of the provision shall be deemed severed from this Agreement, (ii) the validity and enforceability of the remaining portion of the provision and the other provisions of this Agreement shall not be affected or impaired, and (iii) this Agreement shall be amended in order to effect, to the maximum extent allowable by law, the original intent of such provision.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives to be effective as date set forth above.

KOSMOS ENERGY LTD.
By:	/s/ W. GREG DUNLEVY
	Name:	W. Greg Dunlevy
	Title:	EVP & CFO
/s/ JOHN R. KEMP JOHN R. KEMP

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  Exhibit 10.33
KOSMOS ENERGY LTD. CONSULTING AGREEMENT
W I T N E S S E T H